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     Exhibit 23.1

                    CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We have included our report dated January 15, 1999, except for Notes 9 and 12 as to which the date is March 9, 1999, accompanying the financial statements of 3Dshopping.com contained in this Registration Statement, and we consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Selected Financial Data" and "Experts."

     FRIEDMAN, MINSK, COLE & FASTOVSKY

     Los Angeles, California
     March 19, 1999